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                                                                    Exhibit 99.2


                              TERMINATION AGREEMENT

         This Termination Agreement is entered into as of September 1, 1999 by and among Cyrk, Inc., a Delaware corporation (the "COMPANY"), Patrick Brady, Allan Brown, Gregory Shlopak, Eric Stanton and Eric Stanton Self-Declaration of Revocable Trust (each a "STOCKHOLDER", and collectively the "STOCKHOLDERS").

                                  INTRODUCTION

         The Company and the Stockholders are parties to a Shareholders Agreement, dated June 9, 1997, as amended on July 21, 1997, and attached hereto as EXHIBIT A (the "SHAREHOLDERS AGREEMENT"). The Company and each of the Stockholders wish to terminate the Shareholders Agreement in its entirety pursuant to the terms and conditions set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         SECTION 1. TERMINATION. As of the closing (the "CLOSING") of the transactions contemplated by the Securities Purchase Agreement between the Company and Overseas Toys, L.P. (the "INVESTOR"), dated the date hereof (the "SECURITIES PURCHASE AGREEMENT"), the Shareholders Agreement shall be terminated in its entirety, and shall be of no further force and effect. For the avoidance of doubt, Eric Stanton hereby acknowledges and agrees that at the Closing any right he had to be named to the Board of Directors of the Company (the "BOARD") pursuant to his Consulting Agreement with SMI Merger and the Company, dated May 7, 1997 (the "CONSULTING AGREEMENT"), or otherwise shall be terminated in its entirety and shall be of no further force and effect. In addition, Eric Stanton also acknowledges and agrees that he shall not exercise any right to be named to the Board pursuant to the Shareholders Agreement, the Consulting Agreement or otherwise from the date hereof until the termination of the Securities Purchase Agreement.

         SECTION 2. CONFLICTS. If there arises any conflict among any provision of the Shareholders Agreement and/or this Agreement, on the one hand, and any provision in the Voting Agreement entered into as of the date hereof among the Stockholders and the Investors (the "VOTING AGREEMENT"), on the other hand, then such provisions or provisions in the Voting Agreement, as the case may be, shall prevail.

         SECTION 3. GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to its choice of law principles.


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         SECTION 4. COUNTERPARTS. This agreement may be executed in multiple counterparts, and counterparts by facsimile, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

                                        CYRK, INC.

_______________________                 By:__________________________
Patrick Brady                              Patrick Brady, President, Chief
                                           Executive Officer and Chief Operating
                                           Officer

_______________________
Allan Brown                             THE ERIC STANTON SELF-
                                        DECLARATION OF REVOCABLE
                                        TRUST

_______________________                 By:__________________________
Gregory Shlopak                            Eric Stanton, as Trustee


_______________________
Eric Stanton


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                                    EXHIBIT A

                                 (See Attached).





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